Exhibit 5.1

May 8, 2015

Aehr Test Systems

400 Kato Terrace

Fremont, CA 94539

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of up to 2,540,540 shares of your Common Stock $0.01 par value (the “Shares”). All of the Shares are issued and outstanding and may be offered for sale for the benefit of the selling stockholders named in the Registration Statement. We understand that the Shares are to be sold from time to time in the over-the-counter-market at prevailing prices or as otherwise described in the Registration Statement, including the Prospectus constituting a part thereof. As your legal counsel, we have also examined the proceedings taken by you in connection with the issuance of the Shares.

It is our opinion that the Shares are validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/S/ WILSON SONSINI GOODRICH & ROSATI P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation